UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amended Form 10/A2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NOVA ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0211769
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2050 Russet Way, Ste. 190

Carson City, NV 89703

775-720-9411 (Telephone)

253-679-8800 (Facsimile)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class To Be so Registered	Name of Exchange on Which Each Class is to be Registered
Common stock, par value $0.001 per share	Over the Counter Bulletin Board

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer   ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☒

PART I

ITEM 1: DESCRIPTION OF BUSINESS

Business Development

Nova Energy, Inc. (“Nova” or “We”), was formerly known as MexTrans Seafood Consulting, Inc. and  PCSupport.com, Inc. (PCSP), which was incorporated under the laws of the State of Nevada on April 7, 1999, for the purpose of engaging in the development and provision of notebook computer support services to end users through the Internet.

On October 19, 1999, PCSupport.com, Inc. filed a 10SB12g.  On May 24, 2000, PCSupport.com, Inc. filed an SB-2 registering 7,291,331 common stock shares.

PCSupport.com, Inc. had been listed on the OTCBB exchange.  On or about November 14, 2002, PCSupport.com, Inc. was de-listed from the OTCBB for not filing timely reports.

In December 2002, PCSupport.com, Inc. management decided that they were not going to be able to implement their business plan and resigned their respective positions as officers and directors, and simultaneously appointed Daymon Bodard, President, Secretary and sole director.

Present management was not involved in the notebook computer support services aspect of the business.  Former management let the business lapse and soon after, voluntarily resigned to pursue other interests.  Mr. Bodard was appointed as President and sole director.  It was Mr. Bodard’s objective to restructure the company and attempt to rebuild shareholder value.  Having developed some familiarity in the oil and gas industry, Mr. Bodard hoped to capitalize in what he perceived to be an expanding segment of the industry.

From the time Mr. Bodard was appointed President of the Company, he began to formulate a plan to re-structured the company to change its focus on becoming an oil and gas oil company, eventually changing the name from PCSupport.com, Inc, to Nova Energy, Inc.  In addition, management spent significant time and expenditures to maintain the company’s listing on www.Pinksheets.com .  We have voluntarily provided quarterly financial statements as well as, audited annual financial statements.  After the evaluation of numerous oil and gas projects and investments, the company invested in a lease property in North Dakota as well as, two development wells in the Barnett-Shale area of North East Texas. No other transactions have occurred prior to the filing of the present registration statement.

On May 12, 2005, we effectuated a 1:300 reverse split.

On May 30, 2005, we changed our name to Nova Energy, Inc.

On April 26, 2006,  we filed a Form 15 voluntarily terminating our obligations under Section 13(a) of the Exchange Act and that filing the Form 15 did not terminate our obligation to file reports already delinquent and reports that were required to be filed ninety days following the filing of the form.

When the company was known as PCSupport.com, Inc., the company’s officers and directors failed to file quarterly reports from the quarter ended March 31, 2002 and last filed an annual report on October 15, 2001 for the year ended June 30, 2001.  Pursuant to the Securities and Exchange Act of 1934, there was an obligation to file both quarterly and annual reports.  However, we did not have sufficient information with respect to PCSupport’s business activity or financial transactions.  It would have been, as it would be now, cost prohibitive to go back and obtain the necessary information in an attempt to try and prepare accurate historical data.

As Nova Energy, Inc., we have continuously and voluntarily filed annual financial information beginning with the year ended June 30, 2004, and audited statements for the years ended 2006 through 2008.  We have also have voluntarily filed quarterly financial information.

Our intent in voluntarily filing quarterly and annual reports was and is, to present existing shareholders with information regarding the company’s business and financial status.  The transparency of information offered in these reports also allows prospective investors an opportunity to thoroughly review the company’s evolving business, from inception to the present, as well as, financial status.

Current Business Operation

Mr. Bodard became President in December 2002 and immediately began to implement plans and changes for the company’s business development from a notebook computer services company to an oil and gas company. Our first working development project was to acquire a small lease in North Dakota, which occurred approximately August 2005. Presently, we have operating working interests in wells located in Texas as forth herein in item 3, Description of Property. This portfolio of working interests provides the Company with a foundation to execute its business plan by achieving growth through its investments. We will continue to seek known, proven, developed reserves of oil and natural gas that present long term, fundamentally sound economic opportunities for the Company and our shareholders.

There were no revenues generated for the year-end 2006.  Our operating expenses for the year ended 2006 were covered by management. Year-end revenues for 2007, resulted from the investment in the oil/gas wells know as the Inglish 1H and Inglish D1. The Company entered into a working interest agreement (Exhibit 10) with REO Energy to participate in the well development and eventually, the production and sale of oil and gas from these individual wells.  Revenues fro the wells continued into the 2008 financial reporting year.

Though fluctuations in oil and natural gas prices are common, the industry has a history of fundamental strength and viability.  We hope to position the Company for expanded growth.  The company’s business plan is to invest in highly verified fields that have been validated by the drill bit.  The objectives of the Company’s business plan are to associate with existing proven, profitable private operators that have drill bit validated projects in the continental USA.  Our current focus is in Northwest Texas. Improvements in technology such as acid fracs, horizontal and directional well drilling, 3D seismic test, radiometric technology, are just some of the new tools, which are currently. The obvious risk in the oil and gas business is to spend money and not finding any oil or gas. We believe that by using the above formula and applying the appropriate technologies on existing proven oil/gas fields, we can reduce the risk and make investments in a revenue producing wells.

Many years of development has shown that there are proven reserves in Northwest Texas. Well location, production and historical data are all available to interested parties through the Texas Railroad Commission.  We believe that by working with existing operators who know the areas and have the land/lease connections in place, offer us an opportunity to capitalize on and participate in, the wells that are being drilled.

The Company’s business model is to invest in “Working Interest Participation Agreements” which allows the company to fund projects just as they are about to be drilled.  This eliminates the requirement of investing capital in long-term lease commitments. Additionally, we do not have the obligation to invest monies in drill rigs, equipment and manpower, which are necessary to drill an oil and gas well.  Presently, our focus is on research and evaluation of projects and the raising of investment capital to participate in the Working Interest Participation Agreements.

Accordingly, our strategic objectives continue to be:

- Research and identify known, proven, developed reserves that present low risk opportunities;

- Continue to review opportunities with potential joint venture partners with proven track records in the oil and gas sector; and

- To grow the Company and achieve exponential growth in order to build value per share.

We expect to continue to develop our business plan by locating, researching and investing in quality drilling targets. We believe that in-depth research of lease ownership, on-site visits as well as historical analysis of potential drilling targets are paramount. Combining new technology that is now available and being successfully used in the recovery of new deposits by other oil and gas companies, could help reduce the risks traditionally associated with the development of new or existing oil and gas reserves..  Based on current engineering reports, well logs, site visits and the history and long-term experiences of the operating company, we believe that key areas of Texas will continue to be commercially viable and provide new opportunities for Nova Energy, Inc. and may result in long-term shareholder value.

Again, our focus is on generating only highly verified fields that were formerly validated by the drill bit, with primary focus on oil reserves; To apply the vast amount of new technology that has become available in the past few years in combination with industry standard testing methods to assist in our exploration and development of existing oil fields.

Though our recent endeavor with REO Energy was unsuccessful, they have a better than average record of success and we would not discount working with them again.  We will continue to consider conducting business with all other viable operators and evaluate viable projects. And though no funding opportunities have been presented to us at the time of this filing, we believe that once we have been approved for listing on the OTCBB, our chances for obtaining funding may improve.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Key Employees

At June 30, 2008, the Company had one Director, Officer and one employee, the Company’s President, Daymon Bodard.

ITEM 1A: RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this annual report before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete all intended exploration opportunities with REO Energy and others.  Therefore, we will need to obtain additional financing in order to complete our business plan.

Our business plan calls for significant expenses in connection with the exploration with REO Energy.  We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and may not be able to find such financing if required. We anticipate that any additional financing requirements will be satisfied through the sale of our stock or director loans from Mr. Bodard’s personal and family funds. Obtaining additional financing would be subject to a number of factors, including the market price for oil and natural gas, investor acceptance of our property and general market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We compete with large and small competitors to acquire oil and gas properties, enter into joint venture arrangements, hire and retain qualified personnel and service providers and obtain financing for our exploration programs, which may affect our ability to achieve commercial profitability.

Oil and gas exploration is intensely competitive and involves a high degree of risk. None of the properties in which we acquire a working interest, may ever produce sufficient quantities of oil and gas to be profitable .. In our efforts to acquire properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and gas, but also conduct refining and petroleum marketing operations on a worldwide basis.

Competition for producing properties, our ability to retain qualified personnel and our ability to complete our exploration programs will be affected by the amount of funds available to us, our ability to successfully identify oil and gas reserves, if any, and the actions of our competitors. We also may experience competition from development of alternative fuel sources.

Oil and gas exploration involves risks, which could adversely affect our profitability.

None of the properties in which we acquire a working interest may ever produce commercial quantities of hydrocarbons or ever lead to the discovery of any commercially viable reserves. The marketability of any oil and gas acquired or discovered will be affected by numerous factors beyond our control, which include oil and gas price fluctuations, proximity and capacity of oil and gas pipelines and processing equipment and government regulations (including regulations relating to royalties, allowable production, importing and exporting of oil and gas, and environmental protection). In addition, hazards such as unusual or unexpected formations, pressures or other conditions are involved in drilling and operating wells.

The expiration of licenses and leases could cause us to lose our interests in our mineral property prior to achieving commercial profitability.

Our property is held in the form of working interests in licenses and leases. If we or the holder of the license or lease fails to meet the specific requirements of each license or lease, the license or lease may terminate or expire.

Potential Conflicts of Officers and Directors

Daymon Bodard is the sole officer and director of the company.  He is mindful of the law set forth in Sarbanes-Oxley, which is very specific regarding the obligations and limitations for officers and directors of public companies.  Further, Nova intends to expand the board of directors soon after the Company becomes listed for trading on the OTCBB.

Environmental regulation may increase the costs of production from our properties, which would affect our ability to earn a profit.

We may encounter hazards incidental to the exploration of oil and gas properties, such as accidental spills or leakage of petroleum liquids and other unforeseen conditions. We may be subject to liability for pollution and other damages due to hazards which cannot be insured against due to prohibitive premium costs or for other reasons. Governmental regulations relating to environmental matters are subject to constant change and could increase the cost of exploration or require alteration or cessation of operations in certain areas.

Existing and possible future environmental legislation, regulations and actions could give rise to additional expense, capital expenditures, restrictions and delays in our activities, the extent of which cannot be predicted. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect our business or our ability to develop and produce its properties on an economically feasible basis. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.

We currently do not maintain a fund for restoring sites on which we drill wells or conduct production operations, which could require us to expend substantial resources in the future to restore these sites.

We do not maintain a fund for restoring production sites. Existing and possible future environmental legislation, regulations and actions could give rise to an obligation to restore the sites on which we drill wells or conduct production operations. The costs related to restoration or remediation efforts could be substantial and could have a material adverse affect on our business.

Fluctuation and volatility of oil and gas prices may affect the commercial feasibility of our mineral properties and our ability to raise future financing on acceptable terms.

As with most other companies involved in resource exploration, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sale of the petroleum or natural gas.

Our revenues, profitability and future growth, if any, and the value of our oil and gas properties are substantially dependent on prevailing prices of oil and gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States and the world in general, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the value of our properties, borrowing capacity, revenues, profitability and cash flows from operations.

Over the last 2 years oil prices have fluctuated from US$45 to US$146 per barrel.  In 2008, oil prices increased up to US$146 per barrel after experiencing a significant decline to a low of approximately US$45 per barrel in 2006 due to a variety of factors beyond our control. Now, oil and gas is back down below $50!  Oil and gas prices could be significantly impacted if/or when the Kyoto Protocol is enacted. The Kyoto Protocol requires Western countries, including the United States, to reduce the emission of hydrocarbons to below existing levels, increase the efficiency of the use of oil and its byproducts and reduce consumption. In the long term, we expect oil prices to increase with inflation, as well as with economic recovery in Asia and other parts of the world.

Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Local, national and international economic conditions are beyond our control and may have a substantial adverse affect on our efforts. We cannot guard against the effects of these potential adverse conditions.   Further, with a new administration coming into office in January 2008, which included a platform of promoting energy sources alternative to oil and gas, the future of oil and gas as an integral part of  the U.S. economy is more uncertain then ever.

Resources properties are subject to risks, which may require us to defend, enforce or undertake certain curative work to perfect rights in our properties.

It is our practice in acquiring oil and gas leases or interests in oil and gas leases to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease as title opinions are the requirement of our lenders in the property acquisition.

Prior to the drilling a well for oil and gas, it is the normal practice of the oil and gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the spacing unit within which the proposed oil and gas well is to be drilled. Frequently, as a result of such examination, certain curative work must be done to correct deficiencies in the marketability of the title, and the curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.

We depend on key personnel for our commercial success.

We depend on the expertise of our President, Daymon Bodard.  His loss could have a material adverse effect on our business.  We do not maintain key-person insurance policies on any of our executive officers.   Mr. Bodard’s background and work experience has been concentrated on the oil and gas sector.  The ability to negotiate and evaluate oil and gas opportunities has been developed through years of hands-on experience. Mr. Bodard has worked hard to develop legitimate industry contacts, which could assist in the development of the Company. If necessary, the company will seek to engage qualified outside professionals and consultants for additional business development.  Further, since Mr. Bodard is presently the sole officer, director and employee, the loss of his services could severely impact the Company’s ability to continue as a going concern.

Title to oil and gas properties.

The Company has taken and will continue to take all reasonable steps, in accordance with the laws and regulations of the jurisdictions in which its property is located, to ensure proper title of the property it may acquire in the future, either at the time of acquisition or prior to any major expenditures thereon. This, however, should not be construed as a guarantee of title.

Government Regulation

The current and future operations of the Company, including development activities and commencement of production on properties the Company may acquire, require permits from various federal, provincial, and local governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, safety and other matters.

Any oil and gas operations involving the Company may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation often includes provisions relating to restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means stricter standards and enforcement, and fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with environmental legislation and changes in such legislation has a potential to reduce the profitability of operations below an acceptable level.

Stricter standards in environmental legislation may be imposed on the industry or the Company in the future, which could materially and adversely affect the business of the Issuer or its ability to develop its properties on an economic basis.

Permits and Licenses

The operations of the Company may require licenses and permits from various governmental authorities.  The Company is completely reliant on the well operators to obtain the necessary licenses and permits, which may be required to carry out exploration, development and resource extraction operations on its properties.

Uninsurable Risks

In the course of exploration, development and production of oil and gas properties, certain risks, and in particular, unexpected or unusual geological operating conditions including blow-outs, cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.

Doubts About Our Ability to Continue as a Going Concern

The company’s auditor has expressed doubts about the company’s ability to continues as a going concern.  These concerns are based upon the fact that we have not been profitable since the date of our conversion from a computer support company to an oil and gas company and are not expected to be profitable until and unless, we obtain additional funding.

Lack of Liquidity

Our stock has been and is, thinly traded.  Before acquiring stock in the company, investors should consider that this lack of liquidity may make it difficult for investors to trade their shares in the open market.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-looking Statements

Statements made in this Registration Statement which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and our business, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words “may,” “would” “could,” “should,” “expects,” ”projects,” “anticipates,” “believes,” “estimates,” “plans,” “intends,” “targets” or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

As a result of managements’ networking, our operations have focused on evaluating and researching potential oil and gas investment opportunities. After a careful process of vetting the various drilling programs presented us, our objective is to invest in the most attractive and viable working interest participation agreements. We attempt to reduce risk potential by evaluating and investing in drill bit proven, existing oil and gas fields that have the potential to provide offset opportunities and /or re-work opportunities from former producing wells.

The Company strives to work with existing experienced operators that have technologies that can enhance and/or re-stimulate proven oil and gas fields. We use a best efforts approach to evaluate investment opportunities. However, the oil and gas industry has a higher than normal risk level associated with it.

Results Of Operations For Fiscal Year Ended June 30, 2007 and June 30, 2008

Net Revenues.  During the fiscal year ended 2008 the company generated revenues of $46,615 as opposed to $116,811 for the year ended 2007.  The decrease in revenues was a result of diminished production in the oil and gas wells in which the company had invested.

Cost of Goods Sold.  Our production expenses for the year ended 2008 was $15,637 as opposed to $21,962 for the year ended 2007. The production expenses are automatically deducted by the well operators prior to any monies received by the company as a result of our working interest agreement.

Gross Loss.  Our gross loss for the year ended 2008 was $506,589.  The figure represents the investment in the Inglish 1H and the D1 minus working interest the company has received.  The loss is based upon the fact that the wells did not perform and we sold our working interest back the operators for $100,000.

General and Administrative Expenses.  Our general and administrative expenses for the year ended 2008 were $205,308 as opposed to $175,687 for the year 2007.  The approximate $30,000 increase can be attributed to additional expenses assessed by the oil and well operators in the operation, maintenance and up-keep of the Inglish 1H and D1, wells. The production expenses are automatically deducted by the well operators prior to any monies received by the company as a result of our working interest agreement.

There was an increase in expenses incurred for the evaluation, testing and reworking production methods used in an attempt to stimulate the re-production of oil and gas flows from the Inglish D1 well. Production from this well was halted due to a water-flood from an adjacent well. Additionally, the increase in expenses can be attributed to an increase in administrative commodity prices, listing fees, etc. used in the ever day operations of the company”.

Interest Expenses. Interest Expenses. Interest on the aforementioned $564,500 convertible note from September 30, 2006 through June 30, 2007 was 48,218, which represents three consecutive fiscal quarters.  The interest expense on said $564,500 convertible note from July 1, 2007 through June 30, 2008, or one calendar year, was $57,860.

Net Loss. As a result of selling the company’s working interest in wells, the Inglish 1H and the D1, the company incurred a net loss of $762,654 for the year ended 2008 as opposed to $190,201 for the year ended 2001.

Liquidity and Capital Resources

During the transitional period ended June 30, 2008, $46,615 in revenues were generated by the Company as opposed to $116,811for the year ended 2007.  Since its inception, the Company has had revenues of $276,599.  For the year ended June 30, 2008, the Company incurred a loss of $762,654 as opposed to a loss of $190,201 for the year ended 2007.  The basic and diluted loss per share for both the year ended 2008 and the year ended 2007 was ($.00). The increase in losses for the year ended 2008 is a result of the wells the Company initially invested in had suffered from severe highline pressure and essentially stopped producing oil or gas. The drilling operators expensed the Company $75,000 to refrac one of the wells.  The Company decided that it was in the best interests of the company and its shareholders to sell its working interests in the both wells back to the operators rather than continue paying to try to get the wells to be viably productive again. The stockholders’ equity for the year ended June 30, 2008 was ($792,103) and ($29,448) for the year ended 2007.

The company’s total assets decreased for the year ended 2008 to $139,804 from $858,960 for the year ended 2007.  The decrease was a direct result of the company selling its working interest back to the oil and gas wells, Inglish 1H and D1.

The general and administrative expenses for the year ended 2008 were $205,308 compared to $175,687 for the year ended 2007. Expenses are based on the accrual method and have included a $5,000/mo. salary due the Company’s President, Daymon Bodard, which is being deferred.

The Company expects to continue to incur substantial losses to explore the concession, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company's future operations are dependent upon external funding and its ability to increase revenues and reduce expenses.   To that end, we continue to have on going meetings with venture capital firms and private equity investors. During these meetings, it has become apparent that the company needs to obtain a fully reporting OTCBB listed status to be more seriously considered for investment funding.  We continue to maintain a very low overheard and as management has done in the past, it is prepared to provide funding if and when necessary.

The Company's financial statements have been prepared assuming that it will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Management's response to the significant changes for to the financial statement June 2008 to June 2007, can be attributed to numerous factors. The wells in the Barnett Shale area in Texas, in which the company invested, started to suffer from an term known as “highline pressure”. This is a situation that occurs when the delivery line for gas, which is not owned by the company, suffers from capacity issues. In other words, the wells could not deliver the gas to the end user due to the lines in use for deliver could not accommodate any more product. As new wells in the area came on-line, the capacity of the line diminished. The effect of this issue slows down the production of the wells at a faster rate than normal. In some cases, the gas must be “flared off” to maintain the flow of oil. If the gas is flared, it is forever gone, thus reducing the revenues to the company.  This issue was unable to be addressed for 4 consecutive months partially due to the excessive activity in the area restricting their ability to run new delivery lines or even expand existing lines.

Production from the Inglish D1 was stopped due to an adjacent well “fracing” into the production flow of the Inglish D1. During the frac process of the adjacent well, frac fluid, water, acid, and slick water was forced into, and contaminated the pay zone that was providing the production to the D1, basically turning the oil and gas production into a water well. A significant amount of technology, money and time was spent to bring the Inglish D1 back into production. Unfortunately, the revived production from the well was substantially lower than before the contamination.

The operator made a decision to re-frac the Inglish D1 in an attempt to improve the production. This attempt failed. Management made a business decision that it would not be prudent to continue to incur additional and unfixed expenses for these wells.

The second well known as the Inglish 1H in which the company invested, was the first attempt to use horizontal well drilling methods in this field development.  This method involves significant additional expenditures.  The end result did not provide the desired production levels.  Numerous other industry methods where applied attempting to improve the production levels. In addition, well re-stimulation became a secondary issue up against new well drilling.

The wells were no longer commercially viable and future revenues did not seem apparent .  We negotiated with the original operator to sell the company’s interest in both the Inglish D1 and the Inglish H1 wells for $100,000 as well as, approximately $75,000 due the operator, which represented our portion of the re-fracing costs.

As used in Item 303 paragraph (a)(4) o Regulation S-K, the Company has undertaken no transactions, agreements or other contractual arrangements to which an entity unconsolidated with the registrant is a party.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles or GAAP in the United States. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. The Company believes that are our most critical accounting policies includes: recognition of transactions revenues and accounting for stock options and warrants.

Revenue Recognition

Revenues are recognized in accordance with Statement of Position 98-7 when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the Company’s fee is fixed and determinable, and; (4) collectibility is probable.

Accounting for Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated market value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and ratably for future services over the option-vesting period. If the Company followed SFAS 123, it would recognize compensation expense using a fair value method, such as Black-Scholes, to estimate the cost of equity instruments as of the date these awards are granted to employees. Any differences between the expense as calculated under SFAS 123 and that computed under APB No. 25 is disclosed on a pro forma basis in the notes to the consolidated financial statements.

ITEM 3. DESCRIPTION OF PROPERTY

In August 18, 2005, the Company completed a sales agreement to acquire a working interest from Lee Hansen, in a producing well in the State of North Dakota, the legal description being:  Billings County North Dakota T144 R98 Sec. 28 NE 1/4 and Sec 21 SE 1/4. This production is unitized in a 320 acre spacing". This transaction did not involve a merger or change of control.  The well was thought to be unproductive but we are now review the possibility of re-fracing the well.

Soon after we created a web site, www.novaenergyinc.com for the benefit of our current shareholders and any potential interested parties.

In July 2006, Daymon Bodard converted 500,000 common stock shares, which represented a portion of a convertible note, which was first executed on December 31, 2002.  Mr. Bodard transferred those shares in return for $375, 000 to Diversified Consulting, LLC, a non-public limited liability company.  Mr. Bodard then lent the company the full $375K in return for a convertible promissory note.  Diversified and Nova entered into an agreement in which Nova granted, sold, transferred, assigned and conveyed to Diversified Consulting a two percent (2%) working interest in the well known as the “Inglish 1H”.

In August 2006, we acquired an additional working interest participation in an oil well in the Barnett Shale area known as the Inglish D1, Barnett Shale Prospect, Cooke County, Texas. As a result of a private transaction, the company received funds in the amount of $564,500, a portion of which was used to acquire the additional working interest participation as well as, to provide working capital for future development.

Production from the Inglish D1 was stopped due to an adjacent well “fracing” into the production flow of the Inglish D1. During the frac process of the adjacent well, frac fluid, water, acid, and slick water was forced into, and contaminated the pay zone that was providing the production to the D1, basically turning the oil and gas production into a water well. A significant amount of technology, money and time was spent to bring the Inglish D1 back into production. Unfortunately, the revived production from the well was substantially lower than before the contamination.

The operator made a decision to re-frac the Inglish D1 in an attempt to improve the production. This attempt failed. Management made a business decision that it would not be prudent to continue to incur additional and unfixed expenses for these wells.

The second well known as the Inglish 1H in which the company invested, was the first attempt to use horizontal well drilling methods in this field development. This method involves significant additional expenditures.  The end result did not provide the desired production levels.  Numerous other industry methods where applied attempting to improve the production levels. In addition, well re-stimulation became a secondary issue up against new well drilling.

The wells were no longer commercially viable and future revenues did not seem apparent .  We negotiated with the original operator to sell the company’s interest in both the Inglish D1 and the Inglish H1 wells for $100,000 as well as, approximately $75,000 due the operator, which represented our portion of the re-fracing costs.

ITEM 4. SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of the date of this annual report by (i) each person known by us to be the beneficial owner of more than 10% of our outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers, and (iv) by all of our directors and executive officers as a group. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at our executive office address.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percentage

Daymon Bodard, President, CEO	Common	1,352,643	39.5
and Director
2570 Myles Lake Rd.
Nanaimo, BC V9X1E7

Netresolutions.com, Inc.	Common	658,500	19
706 E. Bell Rd.
Phoenix, AZ 85022

The percent of class is based on 3,442,382 shares of common stock issued and outstanding as of the date of this registration statement.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position with Registrant
Daymon Bodard	55	President, C.E.O., Secretary - Treasurer and director

The following describes the business experience of our director and executive officer, including other directorships held in reporting companies:

The biography of Mr. Bodard is as follows,

1980 to 1986:

Employed by Rothmans Tobacco Company as an area sales manager;

1986 to 1995:

Employed by Successful Money Management Seminars Canada, as the Canadian Distribution Manager;

1995 to present:

Owner of MSI Management Services Company, a private business consulting firm; The company presently only operates on a as needed basis as Mr. Bodard devotes the majority of his time to Nova Energy, Inc.;

2002 to present:

President of Nova Energy, Inc., a Nevada incorporated publicly traded oil and gas development stage company.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year or Period	Salary*	Bonus	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total Earnings
Daymon Bodard,	2006	$5,000	0	0	0	0	0	0	0
President, Director	2007 & 2008	5,000	0	0	0	0	0	0	0

*Salary has been deferred.

The monthly salary of $5,000 is far below the industry norm for a President and CFO of a public company.  The President chose a reasonable salary because he is more interested in growing a business than the immediate remuneration.

Mr. Bodard does not receive any annual compensation for acting as a director of the Company.

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. Our President spends the majority of his time involved with the business of the Company. It is not inconceivable that he may become involved in other business opportunities yet he has no intention to participate in any business activities which would conflict with his present interests, obligations and responsibilities regarding Nova Energy, Inc.

On August 26, 2006, Daymon Bodard converted 564,500 common stock shares, which represented a portion of a convertible note, which he first executed with the company in December 31, 2002.  Mr. Bodard transferred or assigned those 564,500 shares of common stock to Capstone Funding, LLC in return for $564,500.

ITEM 8. LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. To the knowledge of our management, no director, executive officer or affiliate of ours or owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is listed on www.pinksheets.com under the symbol "NVAE". The market for the Company’s Common Stock is limited, volatile and sporadic.

To the best of our knowledge there has been inconsistent trading in our common shares. We face a sporadic and potentially volatile trading market. Quotations for, and transactions in, the Securities are capable of rapid fluctuations, resulting from the influence of supply and demand on relatively thin volume. There may be buyers at a time when there are no sellers, and sellers when there are no buyers, resulting in significant variations of bid and ask quotations by market-making dealers, attempting to adjust changes in demand and supply. A sporadic market is also particularly vulnerable to short selling, sell orders by persons owning no shares of stock, but intending to drive down the market price so as to purchase the shares to be delivered at a price below the price at which the shares were sold short.

We have 253 shareholders of record as at the date of this report.

The following table sets forth the high and low sales prices relating to the Company’s Common Stock for from year ended June 30, 2007 through third quarter ended June 30, 2008. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

	June 30, 2007		June 30, 2008
	High	Low	High	Low
First Quarter	$2.25	$1.55	$1.20	$.45
Second Quarter	$2.00	$1.50	$.20	$.20
Third Quarter	$2.00	$.41	$.25	$.15
Fourth Quarter	$2.00	$.75	$.20	$.10

Dividends

We have no intention to declare dividends at this time.  There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends

ITEM 10: RECENT SALE OF UNREGISTERED SECURITIES

For the years ended 2007 and 2008, we have not engaged in any recent sales of unregistered securities On August 26, 2006, Daymon Bodard converted 564,500 common stock shares, which represented a portion of a convertible note, which was first executed on December 31, 2002.  Mr. Bodard transferred those 564,500 shares of common stock to Capstone Funding, LLC in return for $564,500.

ITEM 11: DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are registering our common stock under this Registration Statement, including 564,500 shares that were issued as a result of a conversion from a convertible promissory note first executed by the Company and the Company’s President, Daymon Bodard, on December 31, 2002.

Common Stock

We are authorized to issue 52,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our shareholders. There are no rights to cumulative voting in the election of directors or otherwise.

Our shareholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of our liquidation, the holders of our shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable.

ITEM 12: INDEMNIFICATION OF OFFICERS AND DIRECTORS

State Law

Under the amended Nevada statues, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful.

Amended and Restated Certificate of Incorporation

Our Articles of Incorporation states: “Directors of the corporation shall not be liable to either the corporation or its shareholders for monetary damages for a breach of fiduciary duties unless the breach involves (1) a directors duty of loyalty to t he corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

Bylaws

Our Bylaws states:

“Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by, the laws of the state of Nevada and/or the Nevada Revised Statutes as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Bylaws with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.” The Bylaws also includes provisions for the advancement of expenses by us; the right of the indemnitee to bring suit against us in the event a claim has been made and we have not responded within specific time periods; that the indemnification granted in not exclusive; a provision for insurance, at our election; and a provision for indemnification of our employees and agents, in the discretion of our Board of Directors.

ITEM 13: FINANCIAL STATEMENTS

Nova Energy, Inc.

(Exploration Stage Company)

Financial Statements

June 30, 2008

(Audited)

MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Nova Energy, Inc.

(An Exploration Stage Company)

We have audited the accompanying balance sheets of Nova Energy, Inc. (An Exploration Stage Company) as of June 30, 2008 and June 30, 2007 and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2008, 2007 and since inception on December 31, 2002 through June 30, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova Energy, Inc. (An Exploration Stage Company) as of June 30, 2008 and June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2008, 2007 and since inception on December 31, 2002 through June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has a net loss of $1,306,706, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

September 24, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

Nova Energy, Inc.

(Exploration Stage Company)

Balance Sheets

(Audited)

	June 30,	June 30,
	2008	2007

ASSETS

Current Assets
Cash	$103,003	$127,470
Accounts Receivable	-	2,705
Total Current Assets	103,003	130,175

Fixed Assets
Equipment	84,924	84,924
Accumulated Depreciation	(48,123)	(31,139)
Total Fixed Assets	36,801	53,785

Other Assets
Investment - Working Interest	-	675,000

Total Assets	$139,804	$858,960

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Accounts Payable	$1,549	$1,318
Accrued Interest	106,078	48,218
Accrued Salaries	297,600	237,600
Shareholder Payable	-	36,771
Convertible Note Payable - related party	526,679	564,500
Total current liabilities	931,906	888,407

Long Term Liabilities
	-	-
Total Long Term Liabilities	-	-

Total Liabilities	931,906	888,407

Stockholders' Equity

Common Stock, authorized
52,000,000 shares, par value
$0.001, 3,422,400 and 3,433,301,
respectively, issued and outstanding	3,422	3,433

Paid in Capital	511,182	511,171

Accumulated Deficit	(1,306,706)	(544,052)

Total Stockholders' Equity	(792,103)	(29,448)

Total Liabilities and Stockholders' Equity	$139,804	$858,960

The accompanying notes are an integral part of these statements

Nova Energy, Inc.

(Exploration Stage Company)

Statements of Operations

(Audited)

			December 31
	For the year ended		2002 (Exploration)
	June 30,	June 30,	to June 30,
	2008	2007	2008

Revenue
Production Oil/Gas Sales	$46,615	$116,811	$276,599

Cost of Goods Sold
Production Expenses	15,637	21,962	99,383

Expenses
General and Administrative	205,308	175,687	766,758
Professional Fees	10,850	25,045	51,347
Consulting Fees	13,025	36,100	54,825

Total Expenses	229,183	236,832	872,930

Other Income/Expenses
Gain/(Loss) on Sale of Assets	(506,589)	-	(506,589)
Interest Income	-	-	1,675
Interest Expense	(57,860)	(48,218)	(106,078)

Total Other Income/Expenses	(564,449)	(48,218)	(610,992)

Provision for Income Taxes	-	-	-

Net Income/(Loss)	$(762,654)	$(190,201)	$(1,306,706)

Basic and Diluted
(Loss) per Share	$(.00)	$(.00)	$(.00)

Weighted Average
Number of Shares	3,422,400	34,239,117	3,430,359

Nova Energy, Inc.

(Exploration Stage Company)

Statements of Stockholder’s Equity

(Audited)

	Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity

Beginning Balance, December 31, 2002	24,103,326	$24,103	$-	$(201,575)	$(177,472)

Balance, June 30, 2003	24,103,326	$24,103	$-	$(201,575)	$(177,472)

December 31, 2003, Common shares issued for services	26,896,674	26,897	-	-	26,897

Balance, June 30, 2004	51,000,000	$51,000	$-	$(201,575)	$(150,575)

May 12, 2005, Stock Split, 1 to 300	(50,830,000)	(50,830)	-	-	(50,830)
Common Shares issued for services	30,100,000	30,100	-	-	30,100
Shares issued for debt settlement	3,000,000	3,000	-	-	3,000
Net (Loss)	-	-	-	(69,323)	(69,323)

Balance, June 30, 2005	33,270,000	$33,270	$-	$(270,898)	$(237,628)

Net (Loss)	-	-	-	(82,953)	(82,953)

Balance, June 30, 2006	33,270,000	$33,270	$-	$(353,851)	$(320,581)

July 1, 2006, Paid in Capital	500,000	500	374,500	-	375,000
Sept 1, 2006, Paid in Capital	564,500	565	563,935	-	564,499
Sept 1, 2006, Conv. Promissory Note - D. Bodard	-	-	(458,100)	-	(458,100)
Adjustment to agree with stock agent	(1,488)	(1)	2	-	1
Jan 1, 2007, Stock Repurchase	-	-	(66)	-	(66)
Net (Loss)	-	-	-	(190,201)	(190,201)

Balance, June 30, 2007	34,333,012	$34,333	$480,271	$(544,052)	$(29,448)

April 22, 2008, 1 for 10 Reverse Stock Split	(30,801,602)	(30,900)	30,900	-	-
Stock Adjustment	(109,010)	(11)	11	-	-
Net (Loss)	-	-	-	(762,654)	(762,654)

Balance, June 30, 2008	3,422,400	$3,422	$511,182	$(1,306,706)	$(792,102)

The accompanying notes are an integral part of these statements

Nova Energy, Inc.

(Exploration Stage Company)

Statements of Cash Flows

(Audited)

	For the year	For the year	December 31,
	ended	ended	2002 (exploration)
	June 30,	June 30,	to June 30,
	2008	2007	2008
Operating Activities

Net (Loss)	$(762,654)	$(190,201)	$(1,306,706)
Depreciation	16,985	16,985	48,123
Increase in Accounts Receivable	-	(2,705)	(2,705)
Decrease in Accounts Receivable	2,705	-	2,705
Increase in Accounts Payable	-	1,319	1,549
Increase in Accrued Expenses	117,860	-	403,678
Decrease in Accounts Payable	230	-	-
Decrease in Accrued Expenses	-	(24,182)	-
Decrease in Shareholder Payable	(74,593)	(46,657)	(37,822)

Net Cash (Used) by Operating Activities	(699,467)	(245,441)	(891,178)

Investing Activities

Investment - Working Interest	675,000	(675,000)	-
Capital Expenditures	-	-	(84,924)

Cash Provided by Investing Activities	675,000	(675,000)	(84,924)

Financing Activities

Stock Repurchase	-	(66)	(66)
Convertible Notes Payable	-	564,500	564,500
Proceeds from Contributed Capital	-	480,337	480,337
Proceeds from Sale of Common Stock	-	1,063	34,333

Cash Provided by Financing Activities	-	1,045,834	1,079,104

Net Increase in Cash	(24,467)	125,393	103,003

Cash, Beginning of Period	127,470	2,077	-

Cash, End of Period	$103,003	$127,470	$103,003

Supplemental Information:
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

The accompanying notes are an integral part of these statements

NOTES TO AUDITED FINANCIAL STATEMENTS OF NOVA ENERGY, INC. (EXPLORATION STAGE COMPANY) FOR THE YEAR ENDING JUNE 30, 2008

NOTE 1 - BASIS OF PRESENTATION

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Management's Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The carrying amounts of financial instruments including other current assets, accounts payable and other current liabilities approximated fair value because of the immediate short-term maturity of these instruments.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting and net operating loss-carry forwards. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The income tax benefit consists of taxes currently refundable due to net operating loss carry back provisions less the effects of accelerated depreciation for the federal government. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share - The Company reports earnings (loss) per share in accordance with Statement of Financial Accounting Standard (SFAS) No.128. This statement requires dual presentation of basic and diluted earnings (loss) with a reconciliation of the numerator and denominator of the loss per share computations. Basic earnings per share amounts are based on the weighted average shares of common outstanding. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the periods presented. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share. There were no common stock equivalents (CSE) necessary for the computation of diluted loss per share.

Fixed Assets - Fixed assets are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 7 years for furniture and fixtures.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between un-depreciated cost and proceeds from disposition is recorded as a gain or loss.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.  There has been no advertising costs since inception.

Revenue Recognition - Revenue is recognized on an accrual basis, when revenue is earned.  Oil and Gas Revenues are received on a monthly basis subject to oil production and sales to refinery.  Revenues can be affected by weather conditions and/or market deliveries.

Comprehensive Income (Loss) - The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the year covered in the financial statements.

Long-Lived Assets - In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No.121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of long-lived assets is reviewed by management on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be impairment in the future; the Company will recognize the amount of the impairment based on discounted expected consolidated future cash flows from the impaired assets.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Recent Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 requires the consolidation of entities that cannot finance their activities without the support of other parties and that lack certain characteristics of a controlling interest, such as the ability to make decisions about die entity's activities via voting rights or similar rights. The entity that consolidates the variable interest entity is the primary beneficiary of the entity's activities. FIN No. 46 applies immediately to variable interest entities created after January 31,2003, and must be applied in the first period beginning after June 15, 2003 for entities in which an enterprise holds a variable interest entity that it acquired before February 1, 2003. The adoption of this standard did not have an impact on the Company's financial statements.

RECENT ACCOUNTING PRONOUCEMENTS

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning March 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement March 1, 2008, and it is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 2– SEGMENTS

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any material, separately reportable operating segments as of June 30, 2008

NOTE 3-INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $ 196,106, which is calculated by multiplying a 15% estimated tax rate by the cumulative NOL of $ 1,306,706. Details for the last two years follow:

Year Ended June 30	2008	2007
Deferred Tax Asset	114,331	28,530
Valuation Allowance Current Taxes Payable	0	0

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

2005	$270,898	2025
2006	$82,953	2026
2007	$190,201	2027
2008	$762,654	2028
Total NOL	$1,306,706

NOTE 4 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  The Company’s activities have been primarily supported by loans from the Company’s President and the acquisition of the aforementioned working interest in one of its wells.  It has sustained losses in all previous reporting periods with an inception to date loss of $ 1,306,706 as of June 30, 2008.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

The company continues to seek viable drilling opportunities and highly verified fields for re-development. Our operator has repurchased our Cooke county interests. The company entered into a Letter of Intent to re-develop a drill bit verified former producing oil field south of Abilene, Taylor County Texas.  The company continues to seek funding for all of the projects and operational requirements for the continuing fiscal year.

To assist our funding efforts on April 22, 2008 the Company effected a 1 for 10 reverse stock split.

To provide better access to information about the Company, management has created a webpage at www.novaeneryinc.com and will continue to maintain and update information about the Company as it occurs.

NOTE 5 - RELATED PARTY TRANSACTIONS

As a result of financial assistance provided the Company by Daymon Bodard, the Company executed a Convertible Promissory Note in the amount of $564,500 on August 26, 2006. The Note is unsecured and interest accrues annually at the statutory interest rate for the state of Nevada. There is no penalty for prepayments.

NOTE 6 – ACCRUED SALARIES

Salaries are being accrued for Daymon Bodard at $5,000 per month.

NOTE 7 – STATEMENT OF STOCKHOLDERS’ EQUITY

On April 22, 2008 the company effected a 1 for 10 reverse stock split.

The Company received $564,500 on August 25, 2006.

The journal entry was:
	Cash	$564,500
	Stock	$564.50
	APIC	$563,935.50

The aforementioned Convertible Note was booked as follows:

APIC	$458,100
Accrued Salary	106,400
Convertible Note	546,500

NOTE 8 – SUBSEQUENT EVENTS

On August 21, 2008 the company filed a Form 10 with the Securities and Exchange Commission as the first step in becoming a fully reporting company listed on the OTCBB exchange.

ITEM 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURES

None and not applicable

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
(3)	(i) Articles of Incorporation and (ii) By-laws
3 (i)	Articles of Incorporation
3 (ii)	By-Laws
3.1	Certificate of Good Standing for the Secretary State of Nevada on July 31, 2008
(10)	Material Contracts
10.1

Promissory Note between the Company and its President, Daymon Bodard, dated December 31, 2002 which correlates with the Employment Agreement between the Company and Daymon Bodard herein referenced and attached as Exhibit 10.2

10.2	Employment Agreement with the Company’s President, Daymon Bodard, which was formulated in December 2002 and executed on January 7, 2003
10.3	Sales agreement with Lee Hansen to acquire a working interest in a well in North Dakota executed August 18, 2005.
10.4	Assignment of Working Interest with Diversified Consulting, LLC dated July 30, 2006
10.5	Promissory Note between the Company and its President, Daymon Bodard, dated August 26, 2008
10.6	Amendment to the Promissory Note between the Company and its President, Daymon Bodard dated October 23, 2007, which was originally executed August 26, 2006.
14	Code of Ethics, incorporated in the filing herein
23.1	Consent of Moore & Associates

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 3, 2008

/s/ Daymon Bodard

Daymon Bodard, President, CFO and Director